The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement     SUBJECT TO COMPLETION      September 15, 2009

                   Pricing Supplement dated September _, 2009
             to the Product Prospectus Supplement dated May 7, 2009,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

[RBC LOGO]     $
               Royal Bank of Canada

               Buffered Bullish Enhanced Return Notes
               Linked to the iShares(R) MSCI EAFE Index Fund, due September 30, 2011


Royal Bank of Canada is offering the Buffered Enhanced Return Notes (the "Notes") linked to the performance of the Reference Asset named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the Notes, including any Notes you purchase. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully. In particular, you should understand that your return on the Notes will not exceed 28% of their Principal Amount.

Issuer:                   Royal Bank of Canada ("Royal Bank")

Issue:                    Senior Global Medium-Term Notes, Series C

Underwriter:              RBC Capital Markets Corporation

Reference Asset:          iShares(R) MSCI EAFE Index Fund

Underlying Index:         MSCI EAFE Index ("the Index")

Bloomberg Ticker:         EFA

Currency:                 U.S. Dollars

Minimum Investment:       $1,000 and minimum denominations of $1,000 in excess
                          thereof (the "Principal Amount")

Pricing Date:             September 25, 2009

Issue Date:               September 30, 2009

CUSIP:                    78008HHG8

Valuation Date:           September 27, 2011

Leverage Factor:          200%, subject to the Maximum Redemption Amount

Payment at Maturity (if   The Payment at Maturity will be calculated as follows:
held to maturity):
                          1. If, at maturity, the Percentage Change is positive, then the investor will receive an amount equal to the lesser of:

                                   a. Principal Amount + (Principal Amount x
                                      Percentage Change x Leverage Factor)

                                   b. Maximum Redemption Amount

                          2. If, at maturity, the Percentage Change is negative, but not by more than the Buffer Percentage (between zero and -15%), then the Payment at Maturity will equal the Principal Amount of your Notes.

                          3. If, at maturity, the Percentage Change is negative, by more than the Buffer Percentage (-15.01% to -100%), then the Payment at Maturity will equal:

                          Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:        The Percentage Change, expressed as a percentage, is
                          calculated using the following formula:

                                    Final Level - Initial Level
                                    ---------------------------
                                            Initial Level

Initial Level:            The closing price of the Reference Asset on the
                          Pricing Date as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Final Level:              The closing price of the Reference Asset on the
                          Valuation Date as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Maximum Redemption        128% multiplied by the Principal Amount
Amount:

Buffer Percentage:        15%

Buffer Level:             85% of the Initial Level

Maturity Date:            September 30, 2011, subject to extension for market
                          and other disruptions, as described in the product prospectus supplement.

Term:                     Two (2) Years

Principal at Risk:        The Notes are NOT principal protected. You may lose a
                          substantial portion of your Principal Amount at maturity if there is a decrease in the price of the Reference Asset from the Pricing Date to the Valuation
                          Date.

U.S. Tax Treatment:       By purchasing a note, each holder agrees (in the
                          absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.
                          However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.

                          For further discussion of the U.S. federal tax consequences applicable to the Notes, please see the discussion in this pricing supplement, the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the Notes.

Secondary Market:         RBC Capital Markets Corporation (or one of its
                          affiliates), though not obligated to do so, plans to maintain a Secondary Market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the Principal Amount of your Notes.

Listing: The Notes will not be listed on any securities exchange or quotation system.

Clearance and             DTC global (including through its indirect
Settlement:               participants Euroclear and Clearstream, Luxembourg as
                          described under "Description of Debt Securities--
                          Ownership and Book-Entry Issuance" in the prospectus dated January 5, 2007).

Terms Incorporated in     All of the terms appearing above the item captioned
the Master Note:          "Secondary Market" on page p-2 of  this pricing
                          supplement and the terms appearing under the caption
                          "General Terms of the Notes" in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or U.S. government agency or instrumentality. The Notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.


                                                       Per Note   Total
                                                       --------   -----
   Price to public...............................           %       $
   Underwriting discounts and commission.........           %       $
   Proceeds to Royal Bank........................           %       $


The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the Secondary Market price, if any Secondary Market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this preliminary pricing supplement, the price of the Notes would also include a profit of $5.00 per $1,000 in Principal Amount earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the hedging profits of Royal Bank of Canada, exceed $25.00 per $1,000 in Principal Amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated May 7, 2009, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/a5694424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

         Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent with supersedes, the discussion of U.S. federal income taxation in the accompanying prospectus, prospectus supplement and product prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus). It applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus, prospectus supplement and product prospectus supplement and is subject to the qualifications and limitations set forth therein.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

As discussed in the product prospectus supplement, it would generally be reasonable to treat the notes as a pre-paid cash-settled derivative contract in respect of the Index Fund for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. The following discussion assumes that this treatment will be respected.

Possible Application of Section 1260 of the Code. Because the Index Fund is a type of financial asset described under Section 1260 of the Code, while the matter is not entirely clear, there exists a substantial risk that an investment in a note is, in whole or in part, a "constructive ownership transaction" to which Section 1260 of the Code applies.

The application of Section 1260 to instruments such as the notes is not clear. In general, if Section 1260 of the Code applies, long-term capital gain recognized by a U.S. Holder in respect of the notes would be recharacterized as ordinary income to the extent of any Excess Gain (as defined below). "Excess Gain" generally would equal the excess of (A) any long-term capital gain recognized by the U.S. Holder in respect of a note, over (B) the "net underlying long-term capital gain." While not clear in the case of the notes, "net underlying long-term capital gain" may be computed as the aggregate net capital gain a U.S. Holder would have had if (A) the U.S. Holder had acquired in exchange for the note's original issue price an amount of the Index Fund for fair market value on the original issue date and sold such amount of the Index Fund upon the date of sale, exchange, redemption, or settlement of the notes at fair market value, and (B) only gains and losses that would have resulted from the deemed ownership under clause (A) of this sentence were taken into account. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the note will be recharacterized as ordinary income. However, because the payment upon settlement of the notes will only reflect the appreciation or depreciation in the value of the shares of the Index Fund and will not be determined by reference to ordinary income or short-term capital gain, if any, that is recognized by holders of the Index Fund, it would not be unreasonable to take the position that a U.S. Holder's Excess Gain should be equal to zero. You should note, however, that the Code provides a presumption that the net underlying long-term capital gain will be treated as zero (thus maximizing the amount of capital gain subject to recharacterization) unless the amount thereof is established by clear and convincing evidence. Accordingly, no assurances can be given that the IRS will not seek to apply Section 1260 of the Code to an investment in the notes in a manner that results in a significant amount of Excess Gain. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the notes.

For a further discussion of the tax treatment of your notes, please see the discussion in the accompanying product prospectus supplement.

                              HYPOTHETICAL RETURNS

         The examples set out below are included for illustration purposes only. The hypothetical prices of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the price of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 15% (Buffer Level is 85% of the Initial Level), a Maximum Redemption Amount of 128% multiplied by the Principal Amount and that no extraordinary event has occurred.

         Example 1 - Calculation of the Payment at Maturity where the Percentage Change is positive.

               Percentage Change:      2%
               Payment at Maturity:    $1,000 + ($1,000 x 2% x 200%) = $1,000 +
                                       $40 = $1,040;

               On a $1,000 investment, a 2% Percentage Change results in a Payment at Maturity of $1,040, a 4% return on the Notes.


         Example 2 - Calculation of the Payment at Maturity where the Percentage Change is positive (and subject to the Maximum Redemption Amount).

               Percentage Change:      30%
               Payment at Maturity:    $1,000 + [$1,000 x (30% x 200%)] = $1,000
                                       + $600 = $1,600; BUT the Maximum
                                       Redemption Amount is $1,280.

               On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,280, a 28% return on the Notes.


         Example 3 - Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

               Percentage Change:      -10%
               Payment at Maturity:    At maturity, if the Percentage Change is
                                       negative BUT not by more than the Buffer
                                       Percentage, then the Payment at Maturity will equal the Principal Amount.

               On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.


         Example 4 - Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

               Percentage Change:      -25%
               Payment at Maturity:    $1,000 + [$1,000 x (-25% + 15%)] = $1,000
                                       - $100 = $900

               On a $1,000 investment, a -25% Percentage Change results in a Payment at Maturity of $900, a -10% return on the Notes.

                               The Reference Asset


We have derived all information contained in this pricing supplement regarding iShares(R) MSCI EAFE Index Fund (the "Reference Asset"), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares(R) MSCI EAFE Index Fund dated December 1, 2008 issued by iShares Trust (the "Trust"). Such information reflects the policies of, and is subject to change by, the Trust, Barclays Global Investors, N.A. ("BGI") and Barclays Global Fund Advisors ("BGFA"). The Reference Asset is an investment portfolio maintained and managed by the Trust. BGFA is the investment advisor to the iShares(R) MSCI EAFE Index Fund. The Reference Asset is an exchange-traded fund that trades on NYSE Arca, Inc. ("NYSE Arca") under the ticker symbol "EFA".

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding the Trust, BGFA or the Reference Asset, please see the Prospectus for the iShares(R) MSCI EAFE Index Fund dated December 1, 2008. In addition, information about the Trust and the Reference Asset may be obtained from the iShares(R) website at www.ishares.com.

The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, and with certain variations for timing mismatches, of the MSCI EAFE Index (the "Index"). The Index has been developed by Morgan Stanley Capital International, Inc. ("MSCI" or the "Index Sponsor") as an equity benchmark for international stock performance. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is subject to change at any moment by MSCI.

The Reference Asset is managed by BGFA without regard to the notes. In addition, the Index is determined, calculated and maintained by the Index Sponsor without regard to the notes.

You should be aware that an investment in the notes does not entitle you to any ownership interest in the Reference Asset or the stocks of the companies underlying the Index or held by the Reference Asset.

The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. The Reference Asset's investment objective may be changed without shareholder approval. The Index has been developed by MSCI as an equity benchmark for international stock performance. The Index includes stocks from Europe, Australasia, and the Far East. It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion to the Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. MSCI reviews its indexes quarterly.

The Reference Asset uses a representative sampling strategy in seeking to track the Index. The Reference Asset has disclosed publicly that it intends to concentrate its investments in a particular industry or geographic region to approximately the same extent that the Index is so concentrated. As of June 19, 2008, the Reference Asset seeks to track the Index calculated with net dividends reinvested. "Net dividends" means dividends after reduction for taxes withheld at the rate applicable to holders of the stock held by the Reference Asset that are resident in Luxembourg. With respect to the Reference Asset, such withholding rates may differ from that applicable to United States residents. The Index is calculated on a real-time basis and disseminated at regular intervals throughout each day.

The Reference Asset is classified as "non-diversified". A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Reference Asset may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

         Composition and Historical Performance of the Reference Asset

As of August 31, 2009, the top ten industry sectors in which the Reference Asset had invested, and its top ten security holdings by company, were as follows:

TOP TEN SECTORS
-------------------------------------------------
1 Financials                              26.43%
-------------------------------------------------
2 Industrials                             11.33%
-------------------------------------------------
3 Consumer Discretionary                   9.84%
-------------------------------------------------
4 Consumer Staples                         9.57%
-------------------------------------------------
5 Materials                                9.31%
-------------------------------------------------
6 Energy                                   8.12%
-------------------------------------------------
7 Health Care                              8.10%
-------------------------------------------------
8 Utilities                                6.06%
-------------------------------------------------
9 Telecommunication Services               5.85%
-------------------------------------------------
10 Information Technology                  4.94%
-------------------------------------------------

TOP TEN HOLDINGS
-------------------------------------------------
1 HSBC Holdings PLC                        1.97%
-------------------------------------------------
2 BP PLC                                   1.69%
-------------------------------------------------
3 Nestle SA-REG                            1.57%
-------------------------------------------------
4 Banco Santander SA                       1.28%
-------------------------------------------------
5 Total SA                                 1.27%
-------------------------------------------------
6. Toyota Motor Corp.                      1.22%
-------------------------------------------------
7 Vodafone Group PLC                       1.18%
-------------------------------------------------
8 Roche Holding AG-Genusschein             1.17%
-------------------------------------------------
9 Telefonica SA                            1.12%
-------------------------------------------------
10 BHP Billiton LTD                        1.09%
-------------------------------------------------
Source: www.iShares(R).com


            This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Reference Asset. We have derived all disclosures contained in this pricing supplement regarding the Reference Asset and the Underlying Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Asset or the Underlying Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Reference Asset or the Underlying Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Reference Asset (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset or the Underlying Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.



                             Historical Information

The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2006, 2007, 2008, the first and second quarters of 2009, as well as for the period from July 1, 2009 through September 14, 2009.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                          iShares MSCI EAFE Index Fund
                                  ('02 - '09)
                                [CHART OMITTED]


   Period-            Period-End          High Intra-Day             Low Intra-Day             Period-End Closing
 Start Date              Date              Price of the              Price of the                Price of the
                                        Reference Asset in        Reference Asset in           Reference Asset in
                                              ($)                       ($)                          ($)
 ----------              ----                 ---                       ---                          ---
   1/1/2006            3/31/2006             65.52                      60.21                       64.92
   4/1/2006            6/30/2006             70.65                      59.4                        65.39
   7/1/2006            9/29/2006             68.52                      60.93                       67.75
  10/1/2006           12/29/2006             74.66                      67.61                       73.22

   1/1/2007            3/31/2007             77.18                      70.9                        76.26
   4/1/2007            6/30/2007             81.79                      76.05                       80.77
   7/1/2007            9/30/2007             83.8                       67.5                        82.59
  10/1/2007           12/31/2007             86.5                       78                          78.5

   1/1/2008            3/31/2008             79.22                      65.63                       71.9
   4/1/2008            6/30/2008             78.77                      68.06                       68.67
   7/1/2008            9/30/2008             68.39                      52                          56.3
  10/1/2008            10/2/2008             55.88                      53.44                       53.44

   1/1/2009            3/31/2009             45.62                      31.56                       37.59
   4/1/2009            6/30/2009             49.18                      37.28                       45.81
   7/1/2009            9/14/2009             55.02                      43.292                      54.72


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         We expect that delivery of the Notes will be made against payment for the Notes on or about September 30, 2009, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                        $
                                   [RBC LOGO]



                     Buffered Bullish Enhanced Return Notes
      Linked to the iShares(R) MSCI EAFE Index Fund, due September 30, 2011




                                September _, 2009